Exhibit 99.1
JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS RECORD NET INCOME OF $4.8 BILLION, OR
$1.34 PER SHARE, ON RECORD REVENUE OF $19.0 BILLION
QUARTERLY COMMON STOCK DIVIDEND INCREASED BY 12% TO
$0.38 PER SHARE
COMMON STOCK REPURCHASE PROGRAM OF $10 BILLION AUTHORIZED
•	Investment Bank generates record earnings of $1.5 billion on record revenue of $6.3 billion; record fixed income and equity markets results and investment banking fees

•	Asset Management and Commercial Banking produce record earnings; Private Equity posts very strong results

•	Retail Financial Services successfully completed the systems conversion and rebranding for 339 former Bank of New York branches; branch sales volumes continue to grow
New York, April 18, 2007 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2007 first-quarter net income of $4.8 billion, or $1.34 per share, compared with net income of $3.1 billion, or $0.86 per share, for the first quarter of 2006. Income from continuing operations was $4.8 billion, or $1.34 per share, in the current quarter compared with $3.0 billion, or $0.85 per share, for the first quarter of 2006. The firm’s adoption of SFAS 157 (“Fair Value Measurements”) resulted in a benefit to the current quarter’s earnings of $391 million1 (after-tax), or $0.11 per share.
Jamie Dimon, Chairman and Chief Executive Officer, commenting on the quarter said, “We are very pleased with our record results this quarter, which reflected the strength of our broad and diversified franchise. Across all of our businesses, we experienced continued growth in client volumes, including new accounts, loans, deposits and new business. The Investment Bank, Asset Management and Commercial Banking each delivered record earnings. Private equity gains were also very strong. The firm’s strong results include some benefit from the generally favorable credit environment, which we do not expect to continue indefinitely.” Commenting on The Bank of New York branch integration, Dimon noted, “Through the remarkable efforts of thousands of dedicated employees, we now have an integrated and much stronger retail banking business in the New York Tri-state area. Across the U.S. our customers now have available to them the convenience of more than 3,000 branches and 8,500 ATMs.”
The firm also announced the following actions taken by its Board of Directors:
•	Declared a quarterly dividend of $0.38 per share on the corporation’s common stock, an increase of $0.04 per share, or 12%. The dividend is payable on July 31, 2007, to stockholders of record at the close of business on July 6, 2007.

•	Authorized a new $10 billion common stock repurchase program, replacing the prior $8 billion program that had approximately $850 million of remaining authorization.
Remarking on the dividend and stock repurchase announcements, Dimon said, “Given the substantial improvement in the level and quality of earnings over the past several years, we are pleased the Board of Directors announced the first dividend increase in six years and a new $10 billion stock repurchase program.”
[1]	Comprising $103 million related to adjustments to the valuation of liabilities to incorporate the impact of the firm’s credit quality and $288 million related to the valuation of nonpublic private equity investments.

Investor Contact: Julia Bates (212) 270-7318	Media Contact: Joe Evangelisti (212) 270-7438

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In the discussion below of the business segments and JPMorgan Chase, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded; and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 16).
The following discussion compares the first quarter of 2007 with the first quarter of 2006 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				4Q06		1Q06
($ millions)	1Q07	4Q06	1Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue(a) (b)	$6,254	$4,860	$4,828	$1,394	29%	$1,426	30%
Provision for Credit Losses	63	63	183	—	—	(120)	(66)
Noninterest Expense(b)	3,831	3,205	3,320	626	20	511	15
Net Income	$1,540	$1,009	$850	$531	53%	$690	81%

(a)	As a result of the adoption on January 1, 2007, of SFAS 157 (“Fair Value Measurements”), the IB recognized a benefit of $166 million in net revenue (primarily in Credit Portfolio, but with smaller impacts to Equity Markets and Fixed Income Markets) relating to the incorporation, commencing in the current quarter, of an adjustment to the valuation of the firm’s derivative liabilities and other liabilities measured at fair value that reflects the credit quality of the firm.

(b)	Certain transaction costs, previously reported within net revenue, have been reclassified to noninterest expense. Net revenue and noninterest expense have been reclassified for all periods presented.
Discussion of Results:
Net income was a record $1.5 billion, up by $690 million, or 81%, compared with the prior year and up by $531 million, or 53%, compared with the prior quarter. Earnings growth reflected record revenue and a lower provision for credit losses, partially offset by higher noninterest expense.
Net revenue was a record $6.3 billion, up 30% from the prior year, driven by record investment banking fees and record markets results. Investment banking fees of $1.7 billion were up 48% from the prior year driven by record debt and record equity underwriting as well as strong advisory fees. Debt underwriting fees of $864 million were up 52% driven by record bond underwriting fees and strong loan syndication fees, which benefited from both leveraged and high grade issuance. Advisory fees of $472 million were up 21%, with particular strength in the Americas. Equity underwriting fees of $393 million were up 85%, reflecting strength in common stock and convertible offerings in the Americas and Europe. Record Fixed Income Markets revenue of $2.6 billion was up 25% from the prior year, benefiting from improved results in commodities (compared with a weak prior-year quarter) as well as strength in credit and rate markets, partially offset by lower results in currencies. Record Equity Markets revenue of $1.5 billion increased 22%, benefiting from particularly strong performance in Europe as well as strong derivatives performance across regions. Credit Portfolio revenue of $394 million was up 23%, due to the incorporation of an adjustment to the valuation of the firm’s derivative liabilities measured at fair value that reflects the credit quality of the firm, in conjunction with SFAS 157 (“Fair Value Measurements”), and higher trading revenue from hedging activities, partially offset by lower gains from loan workouts.
Provision for credit losses was $63 million compared with $183 million in the prior year. The prior-year provision reflected growth in the loan portfolio.

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Noninterest expense was $3.8 billion, up by $511 million, or 15%, from the prior year. This increase was due to higher compensation expense, primarily performance-based, partially offset by the absence of expense from the adoption of SFAS 123R in the prior-year quarter.
Highlights Include:
•	Ranked #1 in both Global and U.S. Equity and Equity-Related for the first time ever; #1 in Global Syndicated Loans; #2 in Global Announced M&A; #2 in Global Debt, Equity and Equity-Related; and #2 in Global Long-Term Debt based upon volume, according to Thomson Financial for year-to-date March 31, 2007.
•	Total average loans of $72.7 billion were flat from the prior year and down by $12.0 billion, or 14%, from the prior quarter.
•	Average loans retained of $59.9 billion were up by $6.2 billion, or 12%, from the prior year and down by $1.1 billion, or 2%, from the prior quarter.
•	Average loans held-for-sale of $12.8 billion were down by $6.4 billion, or 33%, from the prior year and down by $11.0 billion, or 46%, from the prior quarter.
•	Approximately $12.0 billion of held-for-sale loans were reclassified to trading assets as a result of the adoption of SFAS 159 (“Fair Value Option”).
•	Allowance for loan losses to average loans was 1.76% for the current quarter, down from 2.08% in the prior year; nonperforming assets were $128 million, down 74% from the prior year and down 52% from the prior quarter.
•	Return on equity was 30% on $21 billion of allocated capital.

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RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				4Q06		1Q06
($ millions)	1Q07	4Q06	1Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,106	$3,728	$3,763	$378	10%	$343	9%
Provision for Credit Losses	292	262	85	30	11	207	244
Noninterest Expense	2,407	2,291	2,238	116	5	169	8
Net Income	$859	$718	$881	$141	20%	($22)	(2%)

Discussion of Results:
Net income of $859 million was down by $22 million, or 2%, from the prior year.
Net revenue of $4.1 billion was up by $343 million, or 9%, from the prior year. Net interest income of $2.6 billion was up 2% due to The Bank of New York transaction, higher home equity loans and deposit balances in Regional Banking, and wider loan spreads in Auto Finance. These benefits were offset partially by lower prime and subprime mortgage balances, the sale of the insurance business, lower auto loan and lease balances, and narrower spreads on deposits. Noninterest revenue of $1.5 billion was up by $288 million, or 24%. Results benefited from higher gain-on-sale income and the reclassification of certain loan origination costs to expense (previously netted against revenue) due to the adoption of SFAS 159 (“Fair Value Option”) in Mortgage Banking; increases in deposit—related fee revenue; The Bank of New York transaction; and higher automobile operating lease revenue. These benefits were offset partially by the sale of the insurance business, a charge resulting from accelerated surrenders of customer annuity contracts, and the absence of a prior-year loss related to auto loans transferred to held-for-sale.
The provision for credit losses of $292 million was up by $207 million from the prior year. This increase was due to higher losses in the subprime mortgage portfolio and, to a lesser extent, increased provision in the home equity portfolio related to weaker housing prices. These increases were offset partially by the reversal of a portion of the reserves related to Hurricane Katrina. The firm’s exposure to subprime mortgages is deemed manageable, with current quarter outstandings of $9.0 billion and net charge-offs of $20 million (0.92% net charge-off rate), compared with $15.1 billion of loans and net charge-offs of $9 million (0.26% net charge-off rate) in the prior-year quarter. Given the firm’s current expectations for continued poor loss experience in subprime mortgages, the provision for credit losses was increased and standards for underwriting were tightened this quarter. In addition, since weaker home prices are expected to continue to affect losses in the home equity portfolio, underwriting standards were tightened and the allowance for this portfolio was increased during the quarter.
Noninterest expense of $2.4 billion was up by $169 million, or 8%, primarily due to The Bank of New York transaction, the reclassification of certain loan origination costs due to the adoption of SFAS 159, investments in the retail distribution network and higher depreciation expense on owned automobiles subject to operating leases. These increases were offset partially by the sale of the insurance business.
Regional Banking net income of $690 million was down by $67 million, or 9%, from the prior year. Net revenue of $3.1 billion was up by $52 million, or 2%. Results benefited from The Bank of New York transaction; growth in home equity loans and deposits; and increases in deposit-related fees. These revenue benefits were offset partially by the sale of the insurance business, a continued shift to narrower-spread deposit products, and a charge resulting from accelerated surrenders

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of customer annuity contracts. The provision for credit losses was $233 million, up by $167 million, primarily related to higher losses in the subprime mortgage portfolio and to a lesser extent increased provision in the home equity portfolio related to weaker housing prices. These increases were offset partially by the reversal of a portion of the reserves related to Hurricane Katrina. Noninterest expense of $1.7 billion was flat, as increases due to The Bank of New York transaction and investments in the retail distribution network were offset by the sale of the insurance business.
Highlights Include:
•	Systems conversion and rebranding successfully completed for the 339 branches acquired from The Bank of New York, adding 1.2 million New York Tri-state deposit accounts to the Chase platform.
•	Checking accounts of 10.1 million were up by 1.2 million, or 13%, from the prior year (including approximately 615,000 accounts acquired from The Bank of New York on October 1, 2006), and up by 141,000, or 1%, from the prior quarter.
•	Average total deposits increased to $206.5 billion, up by $21.8 billion, or 12%, from the prior year (including approximately $11.5 billion of deposits acquired from The Bank of New York on October 1, 2006), and up 3% from the prior quarter.
•	Number of branches increased to 3,071, up by 433 from the prior year (including 339 acquired from The Bank of New York), and down by 8 from the prior quarter.
•	Branch sales of credit cards increased 17% from the prior year.
•	Branch sales of investment products increased 35% from the prior year and 17% from the prior quarter.
•	Business Banking loan originations of $1.7 billion were up 30% from the prior year and 8% from the prior quarter.
•	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 52% from 54% in the prior year.
•	Average home equity loans of $86.3 billion were up by $12.2 billion from the prior year.
•	Prime mortgage loans of $19.4 billion were transferred to Treasury within the Corporate segment. Although the loans, together with the responsibility for the investment management of the portfolio, were transferred to Treasury, the transfer has no impact on the financial results of Regional Banking.
Mortgage Banking net income was $84 million compared with $39 million in the prior year. Net revenue of $604 million was up by $216 million, or 56%, from the prior year. Revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $400 million, up by $181 million, reflecting higher gain-on-sale income and the reclassification of certain loan origination costs to expense (previously netted against revenue) due to the adoption of SFAS 159. Net mortgage servicing revenue, which includes loan servicing revenue, MSR risk management results and other changes in fair value, was $204 million compared with $169 million in the prior year. Loan servicing revenue of $601 million increased by $41 million on a 13% increase in third-party loans serviced. MSR risk management revenue of negative $19 million improved by $23 million from the prior year. Other changes in fair value of the MSR asset, representing run-off of

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the asset against the realization of servicing cash flows, were negative $378 million. Noninterest expense was $468 million, up by $144 million, or 44%, reflecting the reclassification of certain loan origination costs due to the adoption of SFAS 159 and higher compensation expense reflecting higher loan originations and a greater number of loan officers.
Highlights Include:
•	Mortgage loan originations of $34.1 billion were up 21% from the prior year and 10% from the prior quarter.
•	Total third-party mortgage loans serviced were $546.1 billion, an increase of $62.0 billion, or 13%, from the prior year.
Auto Finance net income of $85 million was flat compared with the prior year. Net revenue of $410 million was up by $75 million, or 22%, reflecting the absence of a prior-year $50 million pretax loss related to auto loans transferred to held-for-sale, higher automobile operating lease revenue, and wider loan spreads on lower loan and direct finance lease balances. The provision for credit losses was $59 million, an increase of $40 million from the prior year, primarily reflecting a reduction of the allowance for credit losses in the prior year. Noninterest expense of $210 million increased by $34 million, or 19%, driven by increased depreciation expense on owned automobiles subject to operating leases.
Highlights Include:
•	Average loan receivables of $39.4 billion declined 4% from the prior year and increased 2% from the prior quarter.
•	Average lease-related assets of $3.1 billion declined 38% from the prior year and 9% from the prior quarter.
•	The net charge-off ratio increased to 0.59% from 0.46% in the prior year.
CARD SERVICES (CS)

Results for CS				4Q06		1Q06
($ millions)	1Q07	4Q06	1Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,680	$3,750	$3,685	($70)	(2)%	($5)	—%
Provision for Credit Losses	1,229	1,281	1,016	(52)	(4)	213	21
Noninterest Expense	1,241	1,341	1,243	(100)	(7)	(2)	—
Net Income	$765	$719	$901	$46	6%	($136)	(15)%

Discussion of Results:
Net income of $765 million was down by $136 million, or 15%, from the prior year. Prior-year results benefited from significantly lower net charge-offs following the change in bankruptcy legislation in the fourth quarter of 2005.
End-of-period managed loans of $146.6 billion increased by $12.3 billion, or 9%, from the prior year and decreased by $6.3 billion, or 4%, from the prior quarter, reflecting seasonally higher payment activity. Average managed loans of $149.4 billion increased by $11.4 billion, or 8%, from the prior year and by $2.0 billion, or 1%, from the prior quarter. The current quarter included $2.0 billion of average and $1.9 billion of end-of-period managed loans acquired with the Kohl’s private-label portfolio in the second quarter of 2006.

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Net managed revenue was $3.7 billion, flat as compared with the prior year. Net interest income of $3.0 billion was down by $24 million, or 1%, from the prior year. The decrease was driven by higher charge-offs, which resulted in increased revenue reversals in the current quarter and higher cost of funds on balance growth in promotional, introductory and transactor loan balances. These declines were offset partially by higher average managed loan balances and increased fees. Compared with the prior quarter, net interest income was up by $47 million, or 2%, driven by higher average managed loan balances, including growth in nonpromotional balances. Noninterest revenue of $691 million was up by $19 million, or 3%, from the prior year. Interchange income increased, benefiting from 9% higher charge volume, but was more than offset by higher volume-driven payments to partners and increased rewards expense (both of which are netted against interchange income). An additional factor impacting noninterest revenue was an increase in fee-based product revenue. Compared with the prior quarter, noninterest revenue was down by $117 million, or 14%, driven by seasonally lower net interchange income.
The managed provision for credit losses was $1.2 billion, up by $213 million, or 21%, from the prior year. The prior-year quarter benefited from lower net charge-offs, which reflected a reduction in bankruptcy-related losses following the change in bankruptcy legislation in the fourth quarter of 2005. The current quarter benefited from an $85 million reduction in the allowance for credit losses, primarily related to strength in the underlying credit quality of the loan portfolio. Compared with the prior quarter, the managed provision for credit losses was down by $52 million, or 4%, which reflected an $85 million reduction in the allowance for credit losses, partially offset by a higher level of contractual charge-offs. The managed net charge-off rate for the quarter was 3.57%, up from 2.99% in the prior year and 3.45% in the prior quarter. The 30-day managed delinquency rate was 3.07%, down from 3.10% in the prior year and 3.13% in the prior quarter.
Noninterest expense of $1.2 billion was flat compared with the prior year, primarily due to lower marketing expense and lower fraud-related losses, offset by recent acquisitions and higher expense reflecting increased customer activity.
Highlights Include:
•	Return on Equity was 22%, down from 26% in the prior year, but up from 20% in the prior quarter.
•	Pretax income to average managed loans (ROO) was 3.28%, down from 4.19% in the prior year, but up from 3.04% in the prior quarter.
•	Net interest income as a percentage of average managed loans was 8.11%, down from 8.85% in the prior year, but up from 7.92% in the prior quarter.
•	Net accounts opened during the quarter were 3.4 million.
•	Charge volume of $81.3 billion increased by $7.0 billion, or 9%, from the prior year.
•	Merchant processing volume of $163.6 billion increased by $15.9 billion, or 11%, and total transactions of 4.5 billion increased by 335 million, or 8%, from the prior year.
•	Several new partner relationships were signed, including Amtrak; and several partner relationships were renewed, including Buy.com and Speedway SuperAmerica.

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COMMERCIAL BANKING (CB)

Results for CB				4Q06		1Q06
($ millions)	1Q07	4Q06	1Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,003	$1,018	$900	($15)	(1%)	$103	11%
Provision for Credit Losses	17	111	7	(94)	(85)	10	143
Noninterest Expense	485	485	498	—	—	(13)	(3)
Net Income	$304	$256	$240	$48	19%	$64	27%

Discussion of Results:
Net income was a record $304 million, up by $64 million, or 27%, from the prior year, driven by higher net revenue.
Net revenue was $1.0 billion, up by $103 million, or 11%, from the prior year. Net interest income of $668 million was flat. The benefit of higher liability balances and loan volumes, which reflected organic growth and The Bank of New York transaction, were offset largely by the continued shift to narrower-spread liability products and loan-spread compression. Noninterest revenue of $335 million was up by $102 million, or 44%, primarily due to higher investment banking revenue as well as gains related to the sale of securities acquired in the satisfaction of debt.
On a segment basis, Middle Market Banking revenue of $661 million increased by $38 million, or 6%, from the prior year due to growth across all product areas and The Bank of New York transaction. Mid-Corporate Banking revenue of $212 million increased by $75 million, or 55%, reflecting higher investment banking revenue and a gain on the sale of securities acquired in the satisfaction of debt. Real Estate revenue of $102 million decreased by $3 million, or 3%.
Provision for credit losses was $17 million compared with $7 million in the prior year.
Noninterest expense was $485 million, down by $13 million, or 3%, from the prior year due to the absence of prior-year expense from the adoption of SFAS 123R primarily offset by expense related to The Bank of New York transaction.
Highlights Include:
•	Overhead ratio was 48%.
•	Gross investment banking revenue (which is shared with the Investment Bank) was $231 million, up by $117 million, or 103%, from the prior year and down $15 million, or 6%, from the prior quarter.
•	Average loan and lease balances of $57.7 billion were up by $6.8 billion, or 13%, from the prior year, including approximately $2.3 billion of loans acquired from The Bank of New York on October 1, 2006. Compared with the prior quarter, average loan and lease balances were flat.
•	Average liability balances of $81.8 billion were up by $11.0 billion, or 16%, from the prior year, including approximately $1.2 billion of liability balances acquired from The Bank of New York on October 1, 2006. Compared with the prior quarter, average liability balances were up by $2.7 billion, or 3%.
•	Nonperforming loans of $141 million decreased by $61 million, or 30%, from the prior year, and increased by $20 million, or 17%, from the prior quarter. The allowance for loan losses to average loans was 2.68% compared with 2.80% in the prior year and 2.67% in the prior quarter.

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TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				4Q06		1Q06
($ millions)	1Q07	4Q06	1Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,526	$1,537	$1,485	$(11)	(1)%	$41	3%
Provision for Credit Losses	6	(2)	(4)	8	NM	10	NM
Noninterest Expense	1,075	1,104	1,048	(29)	(3)	27	3
Net Income	$263	$256	$262	$7	3%	$1	—%

Discussion of Results:
Net income was $263 million, flat compared with the prior year. Earnings benefited from increased revenue and the absence of prior-year expense from the adoption of SFAS 123R, but these items were offset by higher compensation expense and investment in new product platforms.
Net revenue was $1.5 billion, up by $41 million, or 3%, from the prior year. Worldwide Securities Services net revenue of $837 million was up by $45 million, or 6%, driven by increased product usage by existing clients and new business growth, as well as market appreciation. These benefits were partially offset by lower foreign exchange revenue as a result of narrower market spreads. Treasury Services net revenue of $689 million was down by $4 million, or 1%, driven by a continued shift to narrower-spread liability products and price compression across all products, primarily offset by an increase in average liability balances from new and existing clients. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.1 billion, up by $59 million, or 3%. Treasury Services firmwide net revenue grew to $1.3 billion, up by $14 million, or 1%.
Provision for credit losses was $6 million compared with a benefit of $4 million in the prior year.
Noninterest expense was $1.1 billion, up by $27 million, or 3%. The increase was due largely to higher compensation expense related to growth in headcount supporting increased client volume and investment in new product platforms, partially offset by the absence of prior-year expense from the adoption of SFAS 123R.
Highlights Include:
•	Pretax margin(2) was 27%, down from 28% in the prior year and up from 26% in the prior quarter.
•	Average liability balances were $211 billion, an increase of 18%.
•	Assets under custody increased to $14.7 trillion, up 31%.
•	U.S. dollar ACH transactions originated increased 16%.
•	New client relationships included:
•	Global payments and core cash management solution for Gap, Inc.;
•	Debit cards for unemployment insurance benefits for the Rhode Island Department of Labor and Training;
•	Asset servicing for Wellcome Trust, one of the largest charitable foundations in the world; and
•	Global Depositary Receipt (GDR) for Uttam Galva Steels Ltd., the first GDR listing on the Singapore Exchange.
•	Significant transactions included:
•	Completed the acquisition of FisaCure, Inc., a leading provider of data capture technology solutions to healthcare providers; and

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•	Announced the acquisition of the U.S. transfer agency services business of Cincinnati-based Integrated Investment Services (IIS).
ASSET MANAGEMENT (AM)

Results for AM				4Q06		1Q06
($ millions)	1Q07	4Q06	1Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,904	$1,947	$1,584	$(43)	(2)%	$320	20%
Provision for Credit Losses	(9)	14	(7)	(23)	NM	(2)	(29)
Noninterest Expense	1,235	1,284	1,098	(49)	(4)	137	12
Net Income	$425	$407	$313	$18	4%	$112	36%

Discussion of Results:
Net income was a record $425 million, up by $112 million, or 36%, from the prior year. Improved results were due to increased revenue and the absence of prior-year expense from the adoption of SFAS 123R, partially offset by higher compensation expense. Compared with the prior quarter, net income was up 4% due to higher asset management fees, lower noncompensation expense, a benefit from the provision for credit losses and seasonal tax preparation fees, partially offset by seasonally lower performance fees.
Net revenue of $1.9 billion was up by $320 million, or 20%, from the prior year. Noninterest revenue, principally fees and commissions, of $1.7 billion was up by $321 million, or 24%. This increase was due largely to increased assets under management and higher performance fees. Net interest income of $245 million was flat from the prior year, primarily due to a shift to narrower—spread deposit products offset by higher deposit and loan balances.
Private Bank revenue grew 27%, to $560 million, due to higher asset management and placement fees and higher deposit balances, partially offset by narrower spreads on deposits. Institutional revenue grew 27%, to $551 million, due to net asset inflows and performance fees. Retail revenue grew 19%, to $527 million, primarily due to net asset inflows and market appreciation. Private Client Services revenue of $266 million was flat compared with the prior year, as increased revenue from higher assets under management was offset by narrower spreads on deposits and loans.
Assets under supervision were $1.4 trillion, up 17%, or $198 billion, from the prior year. Assets under management were $1.1 trillion, up 21%, or $180 billion, from the prior year. The increase was the result of net asset inflows in the institutional segment, primarily in liquidity and alternative products; retail flows, primarily in equity-related products; and market appreciation. Custody, brokerage, administration and deposit balances were $342 billion, up by $18 billion.
Provision for credit losses was a benefit of $9 million compared with a benefit of $7 million in the prior year.
Noninterest expense of $1.2 billion was up by $137 million, or 12%, from the prior year. The increase was due to higher compensation and increased minority interest expense related to Highbridge Capital Management, partially offset by the absence of prior-year expense from the adoption of SFAS 123R.

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Highlights Include:
•	Pretax margin(2) was 36%, up from 31% in the prior year.
•	Assets under Supervision were $1.4 trillion, up 17%, or $198 billion, from the prior year.
•	Assets under Management were $1.1 trillion, up 21%, or $180 billion, from the prior year, including growth of 47%, or $35 billion, in alternative assets.
•	Assets under Management net inflows were $19 billion for first-quarter 2007.
•	Assets under Management that were ranked in the top two quartiles for investment performance over the past three years were 76%, similar to the level at the end of the prior quarter.
•	Customer assets in 4 and 5 Star rated funds were 61%, up from 58% at the end of the prior quarter.
•	Average loans of $25.6 billion were up by $1.2 billion, or 5%, from the prior year. Loans in the current quarter reflected the transfer of $5.3 billion of prime mortgage loans to Treasury within the Corporate segment. Although the loans, together with the responsibility for the investment management of the portfolio, were transferred to Treasury, the transfer has no impact on the financial results of Asset Management.
•	Average deposits of $54.8 billion were up by $6.8 billion, or 14%, from the prior year.

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CORPORATE

Results for Corporate				4Q06		1Q06
($ millions)	1Q07	4Q06	1Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue(a)	$1,268	$194	($404)	$1,074	NM	$1,672	NM
Provision for Credit Losses	3	(2)	—	5	NM	3	NM
Noninterest Expense	354	175	335	179	102%	19	6%
Income (Loss) from Continuing Operations	631	541	(420)	90	17	1,051	NM
Income from Discontinued Operations (after-tax)(b)	—	620	54	(620)	NM	(54)	NM
Net Income/(Loss)	$631	$1,161	($366)	($530)	(46)%	$997	NM

(a)	As a result of the adoption on January 1, 2007, of SFAS 157 (“Fair Value Measurements”), Corporate recognized a benefit of $464 million in net revenue in the current quarter relating to valuation adjustments on nonpublic private equity investments.

(b)	Discontinued operations include the related balance sheet and income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:(see note (a,b) above)
Net income was $631 million compared with a net loss of $366 million in the prior year and net income of $1.2 billion in the prior quarter. Compared with the prior year, results benefited from higher private equity gains and improved net interest income. In comparison with the prior quarter, the lower results primarily reflected the absence of both a $622 million gain on the sale of the Corporate Trust business and the benefit of $359 million of tax audit resolutions.
Net revenue was $1.3 billion compared with negative $404 million in the prior year. The improvement was driven by the Private Equity and Treasury segments. Private equity gains were $1.3 billion compared with $237 million in the prior year, benefiting from a higher level of realized gains, a fair value adjustment on nonpublic investments of $464 million resulting from the adoption of SFAS 157 (“Fair Value Measurements”), and the reclassification of certain private equity carried interest to compensation expense. Treasury’s results benefited from a $380 million increase in net interest income due to improved net interest spread, as well as the absence of $158 million of securities losses in prior year.
Noninterest expense was $354 million, up from $335 million in the prior year, reflecting the reclassification of certain private equity carried interest to compensation expense and lower recoveries related to certain material litigation, primarily offset by business efficiencies and the absence of prior-year expense from the adoption of SFAS 123R.
Discontinued operations include the related balance sheet and income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services. Net income from discontinued operations was $54 million in the prior year and $620 million in the prior quarter, which included a $622 million after-tax gain on sale.
Highlights Include:
•	Private Equity portfolio was $6.4 billion, up from $6.3 billion in the prior year and up from $6.1 billion in the prior quarter. The portfolio represented 8.8% of stockholders’ equity less goodwill, down from 9.7% in the prior year and up from 8.6% in the prior quarter.

JPMorgan Chase & Co.
News Release
JPMORGAN CHASE (JPM)(a)

Results for JPM				4Q06		1Q06
($ millions)	1Q07	4Q06	1Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue(a,b,c)	$19,741	$17,034	$15,841	$2,707	16%	$3,900	25%
Provision for Credit Losses(a)	1,601	1,727	1,280	(126)	(7)	321	25
Noninterest Expense(c)	10,628	9,885	9,780	743	8	848	9
Income from Continuing Operations	4,787	3,906	3,027	881	23	1,760	58
Income from Discontinued Operations (after-tax)(d)	—	620	54	(620)	NM	(54)	NM
Net Income	$4,787	$4,526	$3,081	$261	6%	$1,706	55%

(a)	Presented on a managed basis; see Note 1 (Page 16) for further explanation of managed basis. Net revenue on a GAAP basis was $18,968 million, $16,193 million and $15,175 million for the first quarter of 2007, fourth quarter of 2006 and first quarter of 2006, respectively.

(b)	As a result of the adoption on January 1, 2007, of SFAS 157 (“Fair Value Measurements”), the firm recognized a benefit in the current quarter of $166 million related to the incorporation of an adjustment to the valuation of the firm’s derivative liabilities and other liabilities measured at fair value that reflects the credit quality of the firm and a benefit of $464 million related to valuation adjustments on nonpublic private equity investments.

(c)	Certain transaction costs, previously reported within net revenue, have been reclassified to noninterest expense. Net revenue and noninterest expense have been reclassified for all periods presented.

(d)	Discontinued operations include the related balance sheet and income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:
Net income was $4.8 billion, up by $1.7 billion, compared with $3.1 billion in the prior year. The increase in earnings was driven by higher managed revenue, partially offset by increased noninterest expense and higher managed provision for credit losses.
Net managed revenue was $19.7 billion, up by $3.9 billion, or 25%, from the prior year. Noninterest revenue of $12.2 billion was up by $3.0 billion, or 33%, reflecting the following: very strong private equity gains (including the impact of adoption of SFAS 157 (“Fair Value Measurements”)); record markets revenue in the Investment Bank; record investment banking fees; increased asset management, administration, and commissions revenue; and improved mortgage fees (including the impact of adoption of SFAS 159 (“Fair Value Option”)). Net interest income was $7.5 billion, up by $889 million, or 13%, due to improved trading net interest income; an improvement in the Corporate segment’s net interest spread; an increase in consumer loans; the impact of The Bank of New York; and higher wholesale liabilities and consumer deposits. This increase was offset partially by a shift to narrower-spread consumer loans and deposits; and a shift to narrower-spread wholesale liabilities and loans.
The managed provision for credit losses was $1.6 billion, up by $321 million, or 25%, from the prior year. The wholesale provision for credit losses was $77 million for the quarter compared with a provision of $179 million in the prior year. The prior-year provision reflected growth in the loan portfolio. Wholesale net recoveries were $6 million in the current quarter compared with net recoveries of $20 million in the prior year, resulting in net recovery rates of 0.02% and 0.06%, respectively. The total consumer managed provision for credit losses was $1.5 billion compared with $1.1 billion in the prior year. The prior year benefited from a lower level of credit card net charge-offs, which reflected a low level of bankruptcy losses following the change in bankruptcy legislation in the fourth quarter of 2005. The increase from last year also reflects higher charge-offs and additions to the allowance for credit losses related to the subprime mortgage and home equity loan portfolios. The firm had total nonperforming assets

JPMorgan Chase & Co.
News Release
of $2.4 billion at March 31, 2007, up by $73 million, or 3%, from the prior-year level of $2.3 billion.
Noninterest expense was $10.6 billion, up by $848 million, or 9%, from the prior year. Expense increased due to higher compensation expense, primarily incentive-based. In addition, expense growth was also driven by acquisitions and investments, as well as lower insurance recoveries related to certain material litigation. The increase in expense was offset partially by the absence of a prior-year expense from the adoption of SFAS 123R, as well as business divestitures and expense efficiencies.
Highlights Include:
•	Tier 1 capital ratio was 8.5% at March 31, 2007 (estimated), 8.7% at December 31, 2006, and 8.5% at March 31, 2006.
•	During the quarter, $4.0 billion of common stock was repurchased, reflecting 80.9 million shares purchased at an average price of $49.45 per share.
•	Headcount of 176,314 increased by 1,954 since December 31, 2006.

JPMorgan Chase & Co.
News Release
Other financial information
•	Common stock dividend: The Board of Directors has declared a quarterly dividend of $0.38 per share on the outstanding shares of the corporation’s common stock, an increase of $0.04 per share, or 12%. The dividend is payable on July 31, 2007, to stockholders of record at the close of business on July 6, 2007. On April 30, 2007, the firm will pay its previously declared quarterly common stock dividend of $0.34 per share to shareholders of record as of April 5, 2007.

•	Common Stock Repurchase Program: The Board of Directors has authorized the repurchase of up to $10 billion of the firm’s common shares. The new authorization commences April 19, 2007, and replaces the firm’s previous $8 billion repurchase program authorized on March 21, 2006. As of the close of business on April 17, 2007, there was approximately $850 million remaining on the March 2006 authorization. The new authorization will be utilized at management’s discretion, and the timing of purchases and the exact number of shares purchased will depend on market conditions and alternative investment opportunities. The new repurchase program does not include specific price targets or timetables; may be executed through open market purchases, privately negotiated transactions or utilizing Rule 10b5-1 programs; and may be suspended at any time.

•	Merger savings and cost related: For the quarter ended March 31, 2007, approximately $720 million of merger savings have been realized, which is an annualized rate of $2.9 billion, in line with management’s target for the year. Management estimates that annualized savings will be approximately $3.0 billion by the end of 2007. Merger costs of $62 million were expensed during the first quarter of 2007, bringing the total amount incurred to $3.5 billion (including capitalized costs) since the beginning of 2004. Management currently expects total merger costs (including costs associated with The Bank of New York transaction) will be approximately $3.8 billion. The remaining merger costs are expected to be incurred by the end of 2007.

•	Accounting Developments:
FASB Statement No. 157 (“Fair Value Measurements”): JPMorgan Chase chose early adoption for Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective January 1, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value. SFAS 157 nullifies the guidance in EITF 02-3, which required deferral of profit at inception of a derivative transaction in the absence of observable data supporting the valuation technique. The standard also eliminates large position discounts for financial instruments quoted in active markets and requires consideration of the firm’s own credit quality when valuing liabilities. The adoption primarily affected the Investment Bank and Private Equity business within Corporate.

FASB Statement No. 159 (“Fair Value Option”): JPMorgan Chase early adopted Statement of Financial Accounting Standards No. 159, Fair Value Option, effective January 1, 2007. SFAS 159 provides the option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments and written loan commitments. Under SFAS 159, fair value is used for both the initial and subsequent measurement of the designated assets, liabilities and commitments, with the changes in value recognized in earnings. The primary elections related to structured notes and loans warehoused in the Investment Bank, and to prime mortgage loans held in warehouse in Retail Financial Services.

FASB Interpretation No. 48 (“Accounting for Uncertainty in Income Taxes”): JPMorgan Chase chose early adoption for Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007. FIN 48 addresses the recognition and measurement of tax positions taken or expected to be taken, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. The firm applied FIN 48 to all of its income tax positions as of January 1, 2007, under the transition provision of the Interpretation.

JPMorgan Chase & Co.
News Release
The table below summarizes the impact to 2007 first-quarter net income and equity as a result of the implementation of these accounting standards.

1Q07 Accounting Items ($ millions)	Implementation impacts
	Pretax	After-tax	After-tax
	Income	Income	Equity
SFAS 157 — Fair value measurements
• EITF 02-3 nullification			$287
• Nonperformance risk (IB)	$166	$103
• Nonpublic private equity (Corporate)	$464	$288

SFAS 159 — Fair value option			$199

FIN 48 — Accounting for uncertainty in income taxes			$436
Total implementation impact	$630	$391	$922

FASB Statement No. 123R (“Share-Based Payment”): JPMorgan Chase adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), (“Share-Based Payment”) as of January 1, 2006, under the modified prospective method. SFAS 123R requires that stock compensation granted to retirement-eligible employees be fully expensed at, or prior to, the time of grant rather than amortized over the vesting period. As a result of the adoption of SFAS 123R in the first quarter of 2006, the firm expensed the full amount of the compensation expense associated with grants of restricted stock made in January 2006 to retirement-eligible employees. In addition, during the first quarter of 2006, the firm began to accrue the estimated cost of grants expected to be awarded in January 2007 to retirement-eligible employees. Awards granted to retirement-eligible employees prior to January 1, 2006, have not been accelerated and will continue to be amortized over the original vesting periods. The incremental expense incurred during 2006 was noncash charges and represented accelerated recognition of costs that would have been incurred in future periods.
Notes:
1.   In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines’ of business results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (first quarter of 2007) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.
2.   Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis by which management evaluates the performance of TSS and AM against the performance of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.4 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review first-quarter financial results. Investors can call (800) 818-5264 (domestic) / (913) 981-4910 (international), or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 1:00 p.m. (Eastern Time) on April 18, 2007, through midnight, Monday, April 30, 2007 (Eastern Time), at (888) 203-1112 (domestic) or (719) 457-0820 (international) with the access code 3193649. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
					1Q07 Change
	1Q07		4Q06	1Q06	4Q06	1Q06
SELECTED INCOME STATEMENT DATA
Total Net Revenue (a)	$18,968		$16,193	$15,175	17%	25%
Provision for Credit Losses	1,008		1,134	831	(11)	21
Total Noninterest Expense	10,628		9,885	9,780	8	9

Income from Continuing Operations (after-tax)	4,787		3,906	3,027	23	58
Income from Discontinued Operations (after-tax) (b)	-		620	54	NM	NM
Net Income	4,787		4,526	3,081	6	55

PER COMMON SHARE:
Basic Earnings
Income from Continuing Operations	$1.38		$1.13	$0.87	22	59
Net Income	1.38		1.31	0.89	5	55

Diluted Earnings
Income from Continuing Operations	$1.34		$1.09	$0.85	23	58
Net Income	1.34		1.26	0.86	6	56

Cash Dividends Declared	0.34		0.34	0.34	-	-
Book Value	34.45		33.45	31.19	3	10
Closing Share Price	48.38		48.30	41.64	-	16
Market Capitalization	165,280		167,199	144,614	(1)	14

COMMON SHARES OUTSTANDING:
Weighted-Average Diluted Shares Outstanding	3,559.5		3,578.6	3,570.8	(1)	-
Common Shares Outstanding at Period-end	3,416.3		3,461.7	3,473.0	(1)	(2)

FINANCIAL RATIOS : (c)
Income from Continuing Operations:
Return on Common Equity (“ROE”)	17%		14%	11%
Return on Equity-Goodwill (“ROE-GW”) (d)	27		22	19
Return on Assets (“ROA”) (e)	1.41		1.14	0.98
Net Income:
ROE	17		16	12
ROE-GW (d)	27		26	20
ROA (f)	1.41		1.32	1.00

CAPITAL RATIOS:
Tier 1 Capital Ratio	8.5	(h)	8.7	8.5
Total Capital Ratio	11.8	(h)	12.3	12.1

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,408,918		$1,351,520	$1,273,282	4	11
Wholesale Loans	168,194		183,742	164,799	(8)	2
Consumer Loans	281,571		299,385	267,282	(6)	5
Deposits	630,184		638,788	584,465	(1)	8
Common Stockholders’ Equity	117,704		115,790	108,337	2	9

Headcount	176,314		174,360	170,787	1	3

LINE OF BUSINESS EARNINGS
Investment Bank	$1,540		$1,009	$850	53	81
Retail Financial Services	859		718	881	20	(2)
Card Services	765		719	901	6	(15)
Commercial Banking	304		256	240	19	27
Treasury & Securities Services	263		256	262	3	-
Asset Management	425		407	313	4	36
Corporate (g)	631		1,161	(366)	(46)	NM

Net Income	$4,787		$4,526	$3,081	6	55

(a)	As a result of the adoption on January 1, 2007, of SFAS 157, the Firm recognized a benefit, in the current quarter, of $166 million related to the incorporation of an adjustment to the valuation of the Firm’s derivative liabilities and other liabilities measured at fair value that reflects the credit quality of the Firm and a benefit of $464 million related to valuation adjustments on nonpublic private equity investments.
(b)	On October 1, 2006, the Firm completed the exchange of selected corporate trust businesses including trustee, paying agent, loan agency and document management services for the consumer, business banking and middle-market banking businesses of The Bank of New York. The results of operations of these corporate trust businesses are being reported as discontinued operations for each of the periods presented.
(c)	Quarterly ratios are based upon annualized amounts.
(d)	Income from continuing operations and Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses Return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.
(e)	Income from continuing operations divided by Total average assets less average Assets of discontinued operations held-for-sale.
(f)	Net income divided by Total average assets.
(g)	Includes the after-tax impact of discontinued operations, recoveries related to material litigation actions, tax audit benefits and Merger costs.
(h)	Estimated.